Exhibit (p)(11)

CODE OF ETHICS AND PERSONAL TRADING
POLICY AND PROCEDURES

Revised: November 26, 2018	1

Contents
I. Code of Ethics	4
1. STANDARDS OF PROFESSIONAL CONDUCT POLICY STATEMENT	4
2. CONFLICTS OF INTEREST	6
3. OTHER BUSINESS ACTIVITIES	7
4. COMPLIANCE WITH THE CODE & CONSEQUENCES IF VIOLATION OCCURS	9
II. Personal Trading Policy	11
III. Procedures	11
Section 1: Employee Monitoring Classifications	11
Section 2: Securities Account Maintenance	12
Securities Accounts and Authorized Broker-Dealers	12
Mutual Fund Only Accounts and 529 Accounts	13
Discretionary Managed Accounts	13
Cryptocurrency	14
Section 3: Preclearance Requirements	14
Preclearance Requirements – General	14
Preclearance Requirements - Margin Accounts and Limit Orders	15
Preclearance Requirements – Voluntary Corporate Actions	15
Submitting a Preclearance Request	15
Section 4: General Trading and Other Restrictions	15
Material Nonpublic Information (MNPI):	15
Blackout Period	15
Exceptions to the Blackout Period	16
Investment Persons	17
Sixty Day Mutual Fund Holding Period	17
Sixty Day Covered Security Holding Period	17
Short Sales	17
Excessive Trading	18
Security Ownership	18
Prudential Securities	18
Employer-issued Stock Option Transactions	18
Direct Stock Purchase Plans	19
Options and Futures	19
Initial Public Offerings	19
Revised: November 26, 2018	2

Private Investments	19
Restricted Lists	19
Investment Clubs	20
Section 5: Additional Requirements for Designated Persons	20
Trading Windows for Designated Persons	20
Preclearance Requirements for Designated Persons	20
Trading Prohibitions for Designated Persons	21
Account Maintenance for Designated Persons	21
Section 6: Additional Requirements for Dual Hat Employees	21
Section 7: Certifications	22
Initial and Quarterly Code of Ethics, Personal Trading Policy and Compliance Program Policies Certification	22
Initial and Quarterly Securities Accounts Certification	22
Quarterly Transaction Certification	22
Initial and Annual Holdings Certifications	23
Broker Consent	23
Initial and Annual U.S. Information Barrier Standards Certification	23
Other Compliance Acknowledgements and Certifications	23
Section 8: Exceptions	23
Section 9: Violations	24
Penalties for Violations of the Policy	24
IV. Internal Controls	24
V. Escalating Concerns	25
VI. Discipline and Sanctions	25
Exhibit A	26
Glossary	26
Exhibit B	30
Compliance and Reporting of Personal Transactions Matrix	30
Exhibit C	32
Broad-Based Indices, Commodities and Securities Holding Cryptocurrency Exempt from Preclearance and Sixty Day Covered Security Holding Period Rules	32
Exhibit D	34
Jennison and Prudential Managed Mutual Funds (also known as Affiliated Open-End Mutual Funds) subject to Sixty Day Mutual Fund Holding Period	34
Revised: November 26, 2018	3

I.	Code of Ethics

This Code of Ethics (“Code”), as well as Section II that follows, sets forth rules, regulations and standards of professional conduct for the employees of Jennison Associates LLC (hereinafter referred to as “Jennison or the Company”). Jennison expects that all employees will adhere to this code without exception.

The Code incorporates aspects of ethics policies of Prudential Financial Inc. (“Prudential”), as well as additional policies specific to Jennison Associates LLC. Although not part of this Code, all Jennison employees are also subject to Prudential’s Code of Conduct, “Making the Right Choices.” Making the Right Choices can be found on the Jennison intranet “Ethics” website.

1.	STANDARDS OF PROFESSIONAL CONDUCT POLICY STATEMENT

It is Jennison’s policy that its employees must adhere to the highest ethical standards when discharging their investment advisory duties to our clients or in conducting general business activity on behalf of Jennison in every possible capacity, such as investment management, administrative, dealings with vendors, confidentiality of information, financial matters of every kind, etc. Jennison, operating in its capacity as a federally registered investment adviser, has a fiduciary responsibility to render professional, continuous, and unbiased investment advice to its clients. Furthermore, ERISA and the federal securities laws define an investment advisor as a fiduciary who owes their clients a duty of undivided loyalty, who shall not engage in any activity in conflict with the interests of the client. As a fiduciary, our personal and corporate ethics must be above reproach. Actions, which expose any of us or the organization to even the appearance of an impropriety, must not occur. Fiduciaries owe their clients a duty of honesty, good faith, and fair dealing when discharging their investment management responsibilities. It is a fundamental principle of this firm to ensure that the interests of our clients come before those of Jennison or any of its employees. Therefore, as an employee of Jennison, we expect you to uphold these standards of professional conduct by not taking inappropriate advantage of your position, such as using information obtained as a Jennison employee to benefit yourself or anyone else in any way. It is particularly important to adhere to these standards when engaging in personal securities transactions and maintaining the confidentiality of information concerning the identity of security holdings and the financial circumstances of our clients. Any investment advice provided must be unbiased, independent and confidential. It is extremely important to not violate the trust that Jennison and its clients have placed in its employees.

The prescribed guidelines and principles, as set forth in the policies that follow, are designed to reasonably assure that these high ethical standards long maintained by Jennison continue to be applied and to protect Jennison’s clients by deterring misconduct by its employees. The rules prohibit certain activities and personal financial interests as well as require disclosure of personal investments and related business activities of all supervised persons, includes directors, officers and employees, and others who provide advice to and are subject to the supervision and control of Jennison. The procedures that follow will assist in reasonably ensuring that our clients are protected from employee misconduct and that our employees do not

Revised: November 26, 2018	4

violate federal securities laws. All employees of Jennison are expected to follow these procedures so as to ensure that these ethical standards, as set forth herein, are maintained and followed without exception. These guidelines and procedures are intended to maintain the excellent name of our firm, which is a direct reflection of the conduct of each of us in everything we do.

Jennison Associates is committed to high standards of ethical, moral and legal business conduct. In line with this commitment, and Jennison’s commitment to open communication, Jennison’s Reporting Concerns & Non-Retaliation Policy (“Policy”) found in the Employee Handbook describes the process for individuals to submit concerns regarding the quality and integrity of the firm’s accounting, auditing, and financial reporting controls and procedures as well as the firm’s legal or regulatory compliance (“Concerns”).

This Reporting Concerns & Non-Retaliation Policy is intended to cover for you if you raise concerns regarding:

•	incorrect financial reporting
•	unlawful activity including violations to securities laws;
•	activities that are not in line with a Jennison policy, including but not limited to the Code of Ethics, and/or
•	activities, which otherwise amount to serious improper conduct.

The Concern reporting procedure is intended to be used for the reporting of unethical or illegal behavior or practices, violations of laws, regulations or any internal policies. Such Concerns, including those relating to financial reporting unethical conduct may be reported directly to: the Chief Ethics Officer, the Chief Legal Officer, the Chief Compliance Officer, or the Chief Risk Officer. You may also communicate a financial reporting or ethical Concern by sending an email either through the Jennison Financial Reporting Concern Mailbox located on the Risk Management webpage or the Jennison Ethics Mailbox located on the Ethics webpage. Emails sent in this manner have the option to be strictly anonymous.

Employment-related concerns should continue to be reported through your normal channels, by speaking directly with your manager, any other manager, or Human Resources.

Jennison employees should use the Code, as well as the accompanying policies and procedures that follow, as an educational guide that will be complemented by Jennison’s training protocol.

Each Jennison employee has the responsibility to be fully aware of and strictly adhere to the Code of Ethics and the accompanying policies that support the Code. It should be noted that because ethics is not a science, there may be gray areas that are not covered by laws or regulations. Jennison and its employees will nevertheless be held accountable to such standards. Individuals are expected to seek assistance for help in making the right decision.

If you have any questions as to your obligation as a Jennison employee under either the Code or any of the policies that follow, please contact the Compliance Department.

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2.	CONFLICTS OF INTEREST

You should avoid actual or apparent conflicts of interest – that is, any personal interest inside or outside the Company, which could be placed ahead of your obligations to our clients, Jennison Associates or Prudential. Conflicts may exist even when no wrong is done. The opportunity to act improperly may be enough to create the appearance of a conflict.

We recognize and respect an employee’s right of privacy concerning personal affairs, but we must require a full and timely disclosure of any situation, which could result in a conflict of interest, or even the appearance of a conflict. The Company, not the employee involved, will determine the appropriate action to be taken to address the situation.

To reinforce our commitment to the avoidance of potential conflicts of interest, the following rules have been adopted, that prohibit you from engaging in certain activities without the pre-approval from the Ethics Advisory Group:

A.	YOU MAY NOT, without first having secured prior approval, serve as a director, officer, employee, partner or trustee – nor hold any other position of substantial interest – in any outside business enterprise. You do not need prior approval, however, if the following three conditions are met: one, the enterprise is a family firm owned principally by other members of your family; two, the family business is not doing business with Jennison or Prudential and is not a securities or investment related business; and three, the services required will not interfere with your duties or your independence of judgment. Significant involvement by employees in outside business activity is generally unacceptable. In addition to securing prior approval for outside business activities, you will be required to disclose all relationships with outside enterprises annually.

Jennison’s policy on participation in outside business activities deals only with positions in business enterprises. It does not affect Jennison’s practice of permitting employees to be associated with governmental, educational, charitable, religious or other civic organizations. These activities may be entered into without prior consent, but must still be disclosed on an annual basis.

NOTE: Jennison employees that are Registered Representatives of Prudential Investment Management Services, LLC (“PIMS”) must also comply with the policies and procedures set forth in the PIMS Compliance Manual. All registered representatives of PIMS must secure prior approval before engaging in any outside business activities as outlined in Jennison’s Written Supervisory Procedure on Outside Business Activities which is available via Jennison’s Compliance intranet website.

B.	YOU MAY NOT, act on behalf of Jennison in connection with any transaction in which you have a personal interest.

C.	YOU MAY NOT, without prior approval, have a substantial interest in any outside business which, to your knowledge, is involved currently in a business transaction
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with Jennison or Prudential, or is engaged in businesses similar to any business engaged in by Jennison. A substantial interest includes any investment in the outside business involving an amount greater than 10 percent of your gross assets, or involving a direct or indirect ownership interest greater than 2 percent of the outstanding equity interests. You do not need approval to invest in open-ended registered investment companies such as investments in mutual funds and similar enterprises that are publicly owned.

D.	YOU MAY NOT, without prior approval, engage in any transaction involving the purchase of products and/or services from Jennison, except on the same terms and conditions as they are offered to the public. Plans offering services to employees approved by the Board of Directors are exempt from this rule.

E.	YOU MAY NOT, without prior approval, borrow an amount greater than 10% of your gross assets, on an unsecured basis from any bank, financial institution, or other business that, to your knowledge, currently does business with Jennison or with which Jennison has an outstanding investment relationship.

F.	YOU MAY NOT, favor one client account over another client account or otherwise disadvantage any client in any dealings whatsoever to benefit either yourself, Jennison or another third-party client account.

G.	YOU MAY NOT, as result of your status as a Jennison employee, take advantage of any opportunity that your learn about or otherwise personally benefit from information you have obtained as an employee that would not have been available to you if you were not a Jennison employee.
3.	OTHER BUSINESS ACTIVITIES

A.	ISSUES REGARDING THE RETENTION OF SUPPLIERS: The choice of our suppliers must be based on quality, reliability, price, service, and technical advantages.

B.	GIFTS: Jennison employees and their immediate families should not solicit, accept, retain or provide any gifts or entertainment which might influence decisions you or the recipient must make in business transactions involving Jennison or which others might reasonably believe could influence those decisions. Even a nominal gift should not be accepted if, to a reasonable observer, it might appear that the gift would influence your business decisions.

Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Examples of such gifts are those received as normal business entertainment (i.e., meals or golf games); non cash gifts of nominal value (such as received at Holiday time); gifts received because of kinship, marriage or social relationships entirely beyond and apart from an organization in which membership or an official position is held as approved by the Company. Entertainment, which satisfies these requirements and

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conforms to generally accepted business practices, also is permissible. Please reference Jennison Associates’ Gifts and Entertainment Policy and Procedures located on Compliance web page of Jennison Online for a more detailed explanation of Jennison’s policy towards gifts and entertainment.

C.	IMPROPER PAYMENTS – KICKBACKS: In the conduct of the Company’s business, no bribes, kickbacks, or similar remuneration or consideration of any kind are to be given or offered to any individual or organization or to any intermediaries such as agents, attorneys or other consultants.

D.	BOOKS, RECORDS AND ACCOUNTS: The integrity of the accounting records of the Company is essential. All receipts and expenditures, including personal expense statements must be supported by documents that accurately and properly describe such expenses. Staff members responsible for approving expenditures or for keeping books, records and accounts for the Company are required to approve and record all expenditures and other entries based upon proper supporting documents so that the accounting records of the Company are maintained in reasonable detail, reflecting accurately and fairly all transactions of the Company including the disposition of its assets and liabilities. The falsification of any book, record or account of the Company, the submission of any false personal expense statement, claim for reimbursement of a non business personal expense, or false claim for an employee benefit plan payment are prohibited. Disciplinary action will be taken against employees who violate these rules, which may result in dismissal.

E.	LAWS AND REGULATIONS: The activities of the Company must always be in full compliance with applicable laws and regulations. It is the Company’s policy to be in strict compliance with all laws and regulations applied to our business. We recognize, however, that some laws and regulations may be ambiguous and difficult to interpret. Good faith efforts to follow the spirit and intent of all laws are expected. To ensure compliance, the Company intends to educate its employees on laws related to Jennison’s activities, which may include periodically issuing bulletins, manuals and memoranda. Staff members are expected to read all such materials and be familiar with their content. For example, it would constitute a violation of the law if Jennison or any of its employees either engaged in or schemed to engage in: i) any manipulative act with a client; or ii) any manipulative practice including a security, such as touting a security to anyone or the press and executing an order in the opposite direction of such recommendation.

This policy is not intended to discourage or prohibit appropriate communications between employees of Jennison and other market participants and trading counterparties. Please consult with the Chief Compliance Officer or Chief Legal Officer if you have questions about the appropriateness of any communications.

Other scenarios and the policies that address other potential violations of the law and conflicts of interest are addressed more fully in Jennison’s compliance program and the policies adopted to complement the program which resides on the Jennison Online intranet.

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F.	OUTSIDE ACTIVITIES & POLITICAL AFFILIATIONS: Jennison Associates does not contribute financial or other support to political parties or candidates for public office except where lawfully permitted and approved in advance in accordance with procedures adopted by Jennison’s Board of Directors. Employees are permitted to make contributions directly to political candidates, parties or causes to the extent permitted by law, provided such contributions do not impede Jennison’s business activities. These contributions are subject to applicable campaign finance law restrictions, state and local “pay to play” laws and SEC regulations. As such Jennison requires that all federal, state and local political contributions made by employees and their immediate family members living in the same household be pre-cleared through Jennison Compliance Department. For additional rules and procedures regarding political contributions, please reference the Jennison Associates’ Political Contributions “Pay to Play” Policy located on Jennison’s Intranet site. . Further, employees may not make use of company resources and facilities in furtherance of such activities, e.g., mail room service, facsimile, photocopying, phone equipment and conference rooms.

Legislation generally prohibits the Company or anyone acting on its behalf from making expenditure or contribution of cash or anything else of monetary value which directly or indirectly is in connection with an election to political office; as, for example, granting loans at preferential rates or providing non financial support to a political candidate or party by donating office facilities.

Employees are free to seek and hold an elective or appointive public office, provided you do not do so as a representative of the Company and provided that you notify Compliance prior to engaging in the activity. However, you must conduct campaign activities and perform the duties of the office in a manner that does not interfere with your responsibilities to the firm.

4.	COMPLIANCE WITH THE CODE & CONSEQUENCES IF VIOLATION OCCURS

Each year all employees are required to complete a form certifying that they have read this policy, understand their responsibilities, and are in compliance with the requirements set forth in this statement.

This process should remind us of the Company’s concern with ethical issues and its desire to avoid conflicts of interest or their appearance. It should also prompt us to examine our personal circumstances in light of the Company’s philosophy and policies regarding ethics.

Jennison employees are required to complete an attestation verifying that they have complied with all Compliance Program policies and filed disclosures of personal holdings and corporate affiliations.

Please note that both the Investment Advisers Act of 1940, as amended, and ERISA both prohibit investment advisers (and its employees) from doing indirectly that which they cannot do

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directly. Accordingly, any Jennison employee who seeks to circumvent the requirements of this Code of Ethics and any of the policies that follow, or otherwise devise a scheme where such activity would result in a violation of these policies indirectly will be deemed to be a violation of the applicable policy and will be subject to the full impact of any disciplinary action taken by Jennison as if such policies were violated directly.

It should be further noted that, and consistent with all other Jennison policies and procedures, failure to uphold the standards and principles as set forth herein, or to comply with any other aspect of these policies and procedures will be addressed by Legal and Compliance. Jennison reserves the right to administer whatever disciplinary action it deems necessary based on the facts, circumstances and severity of the violation or conflict. Disciplinary action can include termination of employment.

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II.	Personal Trading Policy

Jennison (“Firm” or “Company”) and its Employees owe a fiduciary duty to our Clients to conduct our affairs in a manner that:

•	avoids placing our own personal interests ahead of the interests of our Clients
•	avoids taking inappropriate advantage of our position with the Company
•	avoids any actual or potential conflicts of interest.

As such, Jennison has adopted this Personal Trading Policy (“Policy”) to ensure that Employees conduct their personal trading in a manner consistent with our fiduciary duty. This Policy was also designed to comply with various securities laws and regulations, including the Insider Trading and Securities Fraud Enforcement Act of 1988, the Conduct Rules of FINRA, Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17(j) under the Investment Company Act of 1940, as applicable.

•	Capitalized terms used throughout this Policy are defined in the Glossary in Exhibit A.
•	A Matrix of our pre-approval and reporting requirements is listed in Exhibit B.
•	A list of our Broad-Based Indices, Commodities and Securities Holding Cryptocurrency Exempt from Preclearance and Sixty-Day Covered Security Holding Period Rules is listed in Exhibit C.
•	A list of Jennison and Prudential managed Mutual Funds (also known as Affiliated Open-End Mutual Funds) subject to Sixty Day Mutual Fund Holding Period Rule is listed in Exhibit D.

The following rules, regulations and restrictions apply to the personal security transactions of all Employees.

If you are unclear as to your personal trading and reporting responsibilities, or have any questions concerning any aspect of this Policy, please contact the Personal Trading Compliance Team (PersonalTrading@jennison.com).

III.	Procedures

Section 1: Employee Monitoring Classifications

Some of the more frequent Employee monitoring classifications are listed below. Please see the Glossary in Exhibit A for a full list of classifications. For ease of reference, the term Employee will be used throughout this Policy and multiple classifications may apply depending on the Employee’s role.

•	Access Persons- Employees who work in support of our investment advisory activities and who may in the course of their responsibilities have access to nonpublic investment advisory client trading information or recommendations, or have access to nonpublic portfolio holdings. All Jennison Employees are classified as Access Persons. While contingent
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workers (e.g. consultants and temporary workers) are not Jennison Employees, those contingent workers who have access to sensitive or confidential information may be deemed Access Persons and subject to preclearance of personal securities trading activities and other Policy requirements as determined by the Personal Trading Compliance Team.

•	Designated Person - An Employee who, during the normal course of his or her job, has routine access to material nonpublic information about Prudential. Material nonpublic information may consist of financial or non-financial information about Prudential as a whole or one or more Divisions or Segments. Please see Section 5 for additional rules and information.
•	Dual Hat Employee - Employee who works in or supports the investment advisory activities of another PGIM asset management business or another entity under Prudential’s control. Please see Section 6 for additional rules and information.
•	Immediate Family – any of the following relatives who share the same household with you and are financially connected to you: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships. The term also includes any related or unrelated individual who resides with, or whose investments are controlled by, or whose financial support is materially contributed to by, the Employee, such as a significant other or domestic partner. For example, this could include individuals with whom you share living expenses, bank accounts, rent or mortgage payments, ownership of a home, or any other material financial support. These situations should be reviewed on a case-by-case basis by the Personal Trading Compliance Team.

•	Investment Persons – Access Persons who, in connection with their regular functions or duties, make or participate in making recommendations regarding the purchase or sale of securities for client accounts (i.e., portfolio managers and research analysts).

Section 2: Securities Account Maintenance

Securities Accounts and Authorized Broker-Dealers

Access Persons and Investment Persons are required to maintain their Securities Accounts at an Authorized Broker-Dealer. Please review Exhibit A for the definition of Securities Accounts and for the list of Authorized Broker-Dealers.

All Securities Accounts must be reported in our third party vendor system, PTA, or by contacting the Personal Trading Compliance Team. Employees who are newly subject to this requirement are required to transfer their Securities Accounts to an Authorized Broker-Dealer within sixty days of their Company start date. In addition, in the event that you open a new Securities Account, you should report it in PTA within thirty days of activating the new account.

Exceptions to the Authorized Broker-Dealer requirement will be evaluated on a case-by-case basis and will be approved on a limited basis (e.g., blind trusts, non-transferable securities, Discretionary Management Accounts, spousal accounts where the spouse is subject to the same Authorized Broker-

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Dealer requirement as the Employee). Exceptions must be submitted to the Personal Trading Compliance Team and require the approval of both the Chief Compliance Officer and Chief Executive Officer. If, at any time, the facts and circumstances have changed regarding an account(s) for which an exception has been previously granted, the Employee must promptly notify the Personal Trading Compliance Team and request that the account(s) be reviewed in light of the changed circumstances.

Even if you are granted an exception to the Authorized Broker-Dealer requirement and are permitted to maintain an account with a broker-dealer who is not authorized, you must direct the brokerage firm(s) that maintain(s) your securities account(s) to send duplicate copies of your trade confirmations and account statements (“trading activity”) to Jennison’s Personal Trading Compliance Team.

Certain brokers may require written consent forms with physical signatures from all account owners, including Immediate Family Members, prior to transmitting personal trading data to Jennison and Prudential Financial, Inc. for new and existing accounts.

Jennison recognizes that some of its Employees may, due to their living arrangements, be uncertain as to their obligations under this Policy. If an Employee has any question or doubt as to whether a Securities Account is subject to this Policy, he or she must consult with the Personal Trading Compliance Team.

Mutual Fund Only Accounts and 529 Accounts

Access Persons and Investment Persons must report all Securities Accounts held at a broker-dealer even if the account is limited to the purchase and sale of open end mutual funds.

Some mutual fund companies allow mutual fund shares to be purchased and held directly through the fund’s transfer agent rather than through a broker-dealer. Such mutual fund transfer agency accounts, including the underlying transactions and holdings in those accounts, do not need to be reported to Jennison, unless such accounts hold Affiliated Open-End Mutual Funds.

529 College Savings Plans purchased directly from a state sponsor rather than through a broker-dealer are not subject to this Policy and do not require disclosure.

Discretionary Managed Accounts

Access Persons and Investment Persons must disclose Discretionary Managed Accounts to the Personal Trading Compliance Team and must provide a copy of the executed Discretionary Managed Account Agreement for review and approval. Upon approval, duplicate statements and trade confirmations for these accounts are not required to be submitted. However, any Employee may be asked to provide the Personal Trading Compliance Team with periodic statements for certain Discretionary Managed Accounts.

A Discretionary Managed Account Agreement may establish general investment objectives. However, the account owner may not make or be permitted to make any specific decisions regarding the purchase or sale of individual securities for the account. If the account owner has granted

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management of their Discretionary Managed Account to a third party, then the account owner must not influence or control the account, such as by suggesting purchases or sales of investments, directing transactions, or consulting with the manager regarding allocation of investments in any way that could affect the selection of specific securities.

Employees who reported and have received approval to maintain a Discretionary Managed Account are required to complete a periodic certification to the effect that they have not influenced the purchase and sale of investments as noted in the paragraph above. The Financial Professional responsible for the Discretionary Managed Account may be required to submit a separate certification to the Personal Trading Compliance Team regarding the account. Additionally, they may be asked periodically to discuss the nature of the account with the Personal Trading Compliance Team.

For the purposes of this Policy, automated adviser accounts (colloquially referred to as robo-advisers) that utilize algorithms to manage client assets may be subject to the same provisions of this Policy as Discretionary Managed Accounts provided the robo-adviser’s managed account agreement is accepted by the Personal Trading Compliance Team.

Cryptocurrency

Cryptocurrency accounts or “wallets” as they are commonly known do not need to be reported and the purchase or sale of actual cryptocurrency does not require preclearance or reporting. However, because certain cryptocurrency offerings such as initial coin offerings and cryptocurrency-based ETFs and futures contracts may be considered securities offerings, while they do not require preclearance they are required to be reported.

Please contact the Personal Trading Compliance Team to determine whether any such offering requires preclearance or reporting.

Section 3: Preclearance Requirements

Preclearance Requirements – General

Preclearance of personal securities transactions allows Jennison to prevent personal trades that may conflict with Client trades or transactions. As such, Access Persons and Investment Persons (subject to the exceptions noted below) must preclear all transactions in Covered Securities as defined in Exhibit A. Preclearance is not required for transactions that are Non-Volitional as defined in Exhibit A.

Determination as to whether or not a particular transaction requires pre-approval should be made by consulting the Compliance and Reporting of Personal Transactions Matrix found on Exhibit B.

Trading approval is valid only for the day that it is granted.

Preclearance is not required for Affiliated Open-End Mutual Funds. However, please note that a Sixty Day Mutual Fund Holding Period requirement applies as detailed further down in this Policy.

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Preclearance Requirements - Margin Accounts and Limit Orders

Access Persons and Investment Persons are discouraged from entering limit orders that carry over to a future trading day and from maintaining margin accounts. If you engage in multi-day limit orders, you must obtain preclearance approval on each day that the order is outstanding. Transactions triggered by limit orders, margin calls, or margin account maintenance fees require preclearance approval and may result in violations of the Policy.

Preclearance Requirements – Voluntary Corporate Actions

Access Person and Investment Persons are required pre-clear voluntary corporate actions. If Investment Persons hold or cover the issuer of the corporate action then they need to contact the Personal Trading Compliance Team for review.

Submitting a Preclearance Request

Preclearance requests must be submitted via PTA which can be accessed by clicking on Personal Trading Quick Link on JennOnline. Automated feedback will be provided as to whether the request is approved, denied, or in need of further review. Preclearance requests may be submitted between 10:15 AM and 4:00 PM Eastern Standard Time. Submitting a preclearance request outside of these times will result in a system-generated denial. Approved trades must be executed by the close of the business on the day in which the preclearance approval is granted. Approved orders for securities traded in foreign markets may be executed within two business days from the date preclearance is granted. Failure to obtain preclearance approval on the exact day of trading will result in a violation.

For private securities transactions, approval request forms can be found in PTA in the Forms section. Completed private securities transactions must be reported to the Personal Trading Compliance Team within thirty days of making the investment.

Section 4: General Trading and Other Restrictions

Material Nonpublic Information (MNPI):

No Access Persons or an Investment Person may buy or sell any security while in possession of material, nonpublic information. Please refer to Jennison’s Safeguarding the Receipt of MNPI Policy and Procedures for additional information.

Blackout Period

Jennison’s Blackout Period Rules apply to all Access Persons and Investment Persons and is defined as the period of seven calendar days before or after a transaction was executed in a Client account in the same or an equivalent security. The Blackout Period also includes pending buy or sell orders in the same or equivalent security, otherwise known as an Open Order.

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Subject to the exceptions noted below Access Persons and Investment Persons are prohibited from knowingly:

•	executing a securities transaction on the same day that a Client has a pending buy or sell order in the same or an equivalent security;
•	buying or selling a security within seven calendar days before or after a Client trades in the same or an equivalent security;
•	executing a securities transaction if such trade will interfere in any way with the orderly trade execution of such security by any Client; and
•	executing a securities transaction after such security has been recommended to any Client or after being traded for any Clients, if the trade is effected with a view to making a profit on the anticipated market action of the security resulting from such recommendation, purchase or sale.

If an Access Person or an Investment Person trades during a Blackout Period, reversal of the trade and disgorgement may be required. For example, if an Access Person’s trade is pre-approved and executed and subsequently, within seven days of the transaction, the Company trades on behalf of Clients, the Personal Trading Compliance Team will review the personal trade in light of firm trading activity and make a recommendation as to whether additional action should be taken.

In those circumstances where an Investment Person personally trades within seven days of firm trading, the Chief Compliance Officer, Chief Legal Officer and Senior Management will determine on a case-by-case basis the appropriate action. Regardless of the actual impact to Clients, the perceived conflict of interest and appearance may determine that the Investment Person be required to reverse the trade and disgorge to the firm any difference due to an incremental price advantage over the Client’s transaction.

Designated Persons are prohibited from executing trades in Prudential related securities unless the trading window is open. Certain sales of Prudential securities and exercises of Prudential Employee stock options are permitted during Blackout Periods only if made pursuant to the Company precleared Individual Trading Plan, otherwise known as a 10b5-1 plan, that is maintained by Prudential’s Securities Monitoring Unit (SMU).

Exceptions to the Blackout Period

Exceptions to the Blackout Period provision may be granted for De Minimis Transactions which are:

•	Any trades, or series of trades effected over a 30 calendar day period, involving $50,000 or less in a security with a market capitalization greater than $2 billion and less than $25 billion; and

•	Any trades, or series of trades effected over a 30 calendar day period, involving $100,000 or less in a security with a market capitalization greater than $25 billion.

Please note that there is no De Minimis exception for securities with market capitalization of under $2 billion or Fixed Income securities.

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Trades meeting the De Minimis exception are subject to preclearance requirement as well as additional rules and satisfactory responses to preclearance questions.

Blackout Period restriction does not apply to the securities listed in Exhibit C.

Investment Persons

Investment Persons who are Portfolio Managers are prohibited from selling securities in their personal account(s) while that security is held in a Client account where they are named as a Portfolio Manager.

Investment Persons who are Portfolio Managers are prohibited from buying securities in their personal account(s) while that security is held short in a Client account where they are named as a Portfolio Manager.

Investment Persons who are Research Analysts are prohibited from selling in their personal account(s) any security in their research coverage while that same security is held in any fundamental Client account.

The restrictions outlined in this Investment Persons section supersede the De Minimis Transaction exception outlined above.

Sixty Day Mutual Fund Holding Period

Access Persons and Investment Persons are required to hold Affiliated Open End Mutual-Funds purchased for a period of sixty calendar days, using the Last In, Last Out (LIFO) accounting methodology. Profits realized on such transactions that do not adhere to the requirements of this Section may be required to be disgorged to the Company or as otherwise deemed appropriate by the Personal Trading Compliance Team and the Chief Compliance Officer.

Mutual Funds subject to the Sixty Day Mutual Fund Holding Period restrictions are listed in Exhibit D.

Sixty Day Covered Security Holding Period

Access Persons and Investment Persons are prohibited from executing a purchase and sale, or sale and purchase, of the same or an equivalent Covered Security within any sixty calendar day period, using the LIFO accounting methodology.

This prohibition shall not apply to trading in those securities listed in Exhibit C.

Short Sales

Access Persons and Investment Persons are prohibited from taking a short position in a security that is held in a fundamental Client account. Access Persons and Investment Persons may also not short Prudential related securities under any circumstances.

Revised: November 26, 2018	17

Excessive Trading

Access Persons and Investment Persons are discouraged from engaging in a pattern of securities transactions that is so excessively frequent as to potentially impact their ability to carry out their assigned responsibilities.

Personal trading activity of Access Persons and Investment Persons who execute more than 25 trades in Covered Securities that require pre-clearance over a 30 calendar day period will be reported to senior management.

Security Ownership

Access Persons and Investment Persons are generally prohibited from holding more than 0.05% of shares outstanding of any individual Covered Security across all Securities Accounts. Private companies will be evaluated on a case by case basis.

Prudential Securities

All Access Persons and Investment Persons are prohibited from trading Prudential securities while in possession of material, nonpublic information regarding the Company. For purposes of this Policy, all requirements and restrictions relating to Prudential securities include, but are not limited to, common stock (PRU), bonds (including convertible bonds), the Prudential Financial, Inc. Common Stock Fund (“PFI Common Stock Fund”), Employee stock options, restricted stock, restricted stock units, performance shares, performance units, exchange traded or other options and Prudential Financial single stock futures.

All Access Persons and Investment Persons are also prohibited from selling Prudential securities short including “short sales against the box”, hedging Prudential securities transactions, and from participating in any exchange traded Prudential options or futures transactions on any security issued by Prudential. These restrictions include: put or call options; prepaid variable forward contracts; equity swaps; collars; exchange traded funds; and any other financial instrument that is designed to hedge or offset any change in the market value of Prudential securities.

With the exception of Designated Persons and Dual Hat Employees, Access Persons and Investment Persons, are not required to pre-clear the purchase or sale of Prudential common stock (PRU) or the exercise of Prudential options. Additionally Access Persons and Investment Persons are not subject to the Sixty Day Covered Security Holding Period.

Employer-issued Stock Option Transactions

The exercise of employee stock options granted by a third party as compensation do not require preclearance provided the converted shares are not liquidated. All Employees must preclear the sale of shares resulting from the exercise of an employer-issued stock option.

Revised: November 26, 2018	18

Direct Stock Purchase Plans

Subject to preclearance, long-term investing through direct stock purchase plans is permitted. The terms of the plan, the initial investment, and any notice of intent to purchase through automatic debit must be provided to and approved by the Personal Trading Compliance Team. Any changes to the original terms of approval, e.g., increasing, decreasing in the plan, as well as any sales or discretionary purchase of securities in the plan must be submitted for preclearance. Termination of participation in such a plan must be reported to the Personal Trading Compliance Team. Provided that the automatic monthly purchases have been approved by the Personal Trading Compliance Team, each automatic monthly purchase need not be submitted for pre-approval. For purposes of applying the Sixty-Day Covered Security Holding Period only discretionary (volitional transactions) will be matched. Additionally, holdings need to be disclosed annually.

Options and Futures

Access Persons and Investment Persons are prohibited from transacting in options and futures where the underlying security is a Covered Security that requires pre-clearance.

Initial Public Offerings

Access Persons and Investment Persons are prohibited from purchasing initial public offerings of securities. For purposes of this Policy, “initial public offerings of securities” do not include offerings of government or municipal securities.

Private Investments

Access Persons and Investment Persons are prohibited from investing in a Private Investment without prior approval from the Personal Trading Compliance Team, the employee’s supervisor or the Head of the Strategy or Chief Investment Officer or his designee. Such review and approval will take into account, among other factors, whether the investment opportunity should be reserved for Clients and whether the opportunity is being offered to the Employee by virtue of his or her position at Jennison. Approval of the Private Investment should also consider whether the investment is likely to result in a current or future conflict with Clients, including a future public offering.

To preclear a Private Investment, please use the Private Investment Form which can be found in the “Forms” section in PTA.

Restricted Lists

Access Persons and Investment Persons are prohibited from purchasing or selling securities of issuers on Jennison’s Restricted List.

Revised: November 26, 2018	19

Investment Clubs

Access Persons and Investment Persons may not participate in Investment Clubs.

Section 5: Additional Requirements for Designated Persons

A Designated Person is an Employee who, during the normal course of his or her job has routine access to material, nonpublic information about Prudential, including information about one or more business units or corporate level information that may be material to Prudential. Employees who have been classified as a Designated Person have been informed of their status. If you have been classified as a Designated Person, but you do not think you have access to material, nonpublic information about Prudential, you should contact the Personal Trading Compliance Team to determine whether you should be reclassified. Please note, that as a Designated Person you may also have another classification under this Policy (e.g., Designated Person and Access Person). If so, you are required to comply with the strictest requirements of all such classifications.

The requirements and restrictions covered in this section apply to all accounts that hold and trade Prudential common stock (symbol: “PRU”) in which a Designated Person or an Immediate Family member has a direct or indirect beneficial interest and exercise investment discretion.

Trading Windows for Designated Persons

Designated Persons are permitted to exercise their Prudential options and trade in PRU only during certain “open trading windows”. Trading windows will be closed for periods surrounding the preparation and release of Prudential’s financial results. Prudential may also close the trading window at other unscheduled times and would provide notice when doing so. Approximately 48 hours after Prudential releases its quarterly earnings to the public, the trading window generally opens and will remain open until approximately three weeks before the end of the quarter.

Although certain automated blocks have been put in place to prevent trading when the trading window is closed, it is ultimately the Designated Person’s obligation to only trade Prudential related securities when the trading window is open. If a blocking system fails, the Designated Person remains responsible if a violation occurs.

Preclearance Requirements for Designated Persons

During the “open trading windows”, certain Designated Persons must obtain preclearance approval from Prudential Corporate Compliance prior to trading in Prudential related: common stock; bonds; Employee stock options; restricted stock; performance shares/units; exchange traded or other options; single stock futures; the Prudential Financial, Inc. Common Stock Fund; or engaging in any Prudential related transactions under the Prudential Stock Purchase Plan (PSPP), Prudential Deferred Compensation Plan, or Prudential Employee Savings Plan (PESP) affecting the Prudential Financial, Inc. Common Stock Fund.

Revised: November 26, 2018	20

The preclearance requirement for Prudential related transactions excludes transactions in Prudential mutual funds and annuities.

Transactions affecting Prudential related securities must be completed during the open trading window and must be precleared when executed within Dividend Reinvestment Plans (DRIPs) , the Prudential Deferred Compensation Plan, the Prudential Employee Savings Plan (PESP) and the Prudential Stock Purchase Plan (PSPP). However, there are certain limited exceptions to these requirements such as initial plan enrollments, catch-up contribution elections, contribution and deferral rate changes, and dividend elections. Designated Persons should contact the Personal Trading Compliance Team or Prudential Corporate Compliance prior to engaging in a DRIP, PESP or PSPP related transaction.

Therefore, Designated Persons may not enter into “good until cancelled” or “limit” orders involving Prudential securities that carry over until the next trading day.

Trading Prohibitions for Designated Persons

All Designated Persons are prohibited from short selling Prudential securities. This prohibition includes “short sales against the box”, hedging Prudential securities transactions, and from participating in any exchange traded Prudential options or futures transactions on any security issued by Prudential. These restrictions include prepaid variable forward contracts, equity swaps, collars, exchange traded funds, and other financial instruments that are designed to hedge or offset any decrease in market value of Prudential securities.

Account Maintenance for Designated Persons

All Designated Persons are required to hold and trade Prudential Financial stock only at an Authorized Broker-Dealer. While Prudential Financial stock held at Computershare is subject to the preclearance provisions of this Policy, Designated Persons are not required to transfer PRU positions held at Computershare to an Authorized Broker-Dealer. Within 30 days, Designated Persons must report all new accounts, including account numbers, to ensure that transaction records are sent to the Personal Trading Compliance Team.

Section 6: Additional Requirements for Dual Hat Employees

Access Persons and Investment Persons who are identified as Dual Hat Employees are subject to both Prudential’s Standards and Jennison’s Personal Trading Policy and responsible for knowing the policies. Their personal trading activity is screened against both organization’s trading activities including the firms’ restricted lists. Dual Hat Employees are required to pre-clear all securities transactions, unless they are exempt from pre-clearance under both policies.

Revised: November 26, 2018	21

Section 7: Certifications

All reports and certifications must be completed via PTA. Failure to complete certifications in a timely manner may result in disciplinary action such as monetary penalties, suspension without pay or other disciplinary action up to and including termination of employment.

Initial and Quarterly Code of Ethics, Personal Trading Policy and Compliance Program Policies Certification

All Access Persons and Investment Persons must complete a quarterly Compliance Certification acknowledging:

•	The receipt of Jennison’s Code of Ethics and Personal Trading Policy
•	The Employee has read, understood and complied with all Compliance Program Policies
•	Compliance with all applicable federal securities laws

Initial and Quarterly Securities Accounts Certification

Upon hire and quarterly thereafter, all Access Persons and Investment Persons must certify to the completeness and accuracy of the list of all reportable Securities Accounts, including those held at Authorized Broker-Dealers and those held at non-authorized firms. Your submission of the Securities Accounts certification will confirm that you have instructed all brokers for such accounts to send duplicate copies of account statements and trade confirmations to the Personal Trading Compliance Team. Additionally, by submitting the certification you agree to notify the Personal Trading Compliance Team of any changes to your Securities Accounts that are not held at an Authorized Broker-Dealer pursuant to an exception that has been granted to you.

Please note that Access Persons and Investment Persons may hold and trade Affiliated Open-End Mutual Funds through Authorized Broker-Dealers, Prudential Mutual Fund Services, the Prudential Employee Savings Plan (“PESP”), and the Jennison Savings Plan.

In addition, Access Persons and Investment Persons may maintain accounts with respect to certain Affiliated Open-End Mutual Funds directly with the fund company, provided that details of such account and duplicate confirms and statements are provided to the Personal Trading Compliance Team.

Quarterly Transaction Certification

All Access Persons and Investment Persons must submit transaction information within 30 days after the end of a calendar quarter, with respect to any transaction in Securities Accounts, including activity in Affiliated Open-End Mutual Funds and Private Investments.

To facilitate compliance with this reporting requirement, the Company requires that a duplicate copy of all trade confirmations and brokerage statements be supplied, physically or via an electronic feed, directly to the Personal Trading Compliance Team and to Prudential’s Corporate Compliance Department.

Revised: November 26, 2018	22

Initial and Annual Holdings Certifications

Within ten calendar days of becoming an Access Person or Investment Person, these Employees must disclose their personal securities holdings in all Covered Securities.

This Initial Holding Certification must also include all holdings of Private Investments (e.g., limited partnership interests, private placements, hedge funds, etc.) and all holdings in Affiliated Open-End Mutual Funds. This includes those positions held in 401(k) Plans held at other companies, excluding money market funds. Covered Securities held in Discretionary Managed Accounts and certain trust accounts are not required to be reported on an Initial Holdings Certification. All Initial Holdings Certifications must include information that is current within the previous forty-five days.

Broker Consent

Certain brokers may require written consent forms with physical signatures from all account owners, including Immediate Family members, prior to transmitting personal trading data to Jennison and Prudential Financial, Inc. for new and existing accounts. To assure compliance with this Policy, you must provide consent in a manner required by each broker.

Initial and Annual U.S. Information Barrier Standards Certification

All Access Persons and Investment Persons must receive training on Prudential’s U.S. Information Barrier Standards. Additionally Employees must acknowledge at time of employment and quarterly that they have read and understood the Information Barrier Standards and will abide by the terms stated therein.

Other Compliance Acknowledgements and Certifications

Access Persons and Investment Persons may be required to submit additional acknowledgements or certifications upon request as regulatory requirements change and industry standards evolve. Access Persons and Investment Persons will be notified by the Personal Trading Compliance Team when new acknowledgments are required.

Section 8: Exceptions

Exceptions to the Policy are rare and require the approval of the Chief Compliance Officer and the Chief Executive Officer. In all instances, exceptions will only be granted where such exception would not violate laws or regulation.

All personal trade monitoring requirements outlined in this Policy remain in effect while an Employee is on leave of absence, disability, or vacation.

Revised: November 26, 2018	23

Section 9: Violations

Employees are required to promptly report any known violations of this Policy to the Personal Trading Compliance Team or the Chief Compliance Officer or her designee. Reported violations and other violations of this Policy detected through internal monitoring will be reported to the Jennison Compliance Council and the Employee’s supervisor. The Compliance Council will review all violations of the Policy and the penalties assessed and may recommend additional sanctions or other disciplinary actions it deems appropriate.

Penalties for Violations of the Policy

Penalties will generally be assessed in accordance with the schedule set forth below. These, however, are minimum penalties. The Company reserves the right to take any other appropriate action and depending on the facts and circumstances of the violation, sanctions may include monetary penalties, suspension without pay, suspension of personal trading privileges or other disciplinary action up to and including termination of employment. In accordance with FINRA Rule 3110, certain transactions by Registered Representatives prompting an investigation, may require notification to the SRO.

Disgorgement of profits and reversal of the trade may also be required for Policy violations, including pre-clearance violations or for violations of the Sixty Day Mutual Fund and Covered Security Holding Periods. Any Penalties or profits disgorged to the Company will be donated to a charitable organization selected by the Company in the name of the Company.

Employee Level	No. of Offenses**	Penalties/Bonus Reduction Schedule
Employees AVP, Principals and below	1	Warning and reiteration of the Policy
	2	$200
	3	$300
	4	$400
VP’s, Managing Directors and above	1	Warning and reiteration of the Policy
	2	$1,000
	3	$2,000
	4	$3,000

IV.	Internal Controls

The Personal Trading Compliance Team has the day to day responsibility of monitoring Employees’ compliance with the requirements of the Code of Ethics and Personal Trading Policy and Procedures. The PTA system produces exception reports which are evaluated by the Personal Trading Compliance Team. Any breach determined to be a violation would be escalated to the Chief Compliance Officer. Additionally Jennison’s Compliance Council meets

Revised: November 26, 2018	24

quarterly and reviews personal trading topics including: policy violations and exceptions, private investments, and policy changes.

V.	Escalating Concerns

Any concerns about aspects of the Policy that lack specific escalation guidance may be reported to the reporting Employee’s supervisor, the Chief Compliance Officer, Chief Legal Officer, Chief Risk Officer, Chief Ethics Officer, Chief Operating Officer or Chief Executive Officer. Alternatively Jennison has an Ethics Reporting Hotline phone number and email address that enable Employees to raise concerns anonymously. Information about the Ethics Reporting Hotline phone number and email address can be found on the Jennison intranet’s “Ethics” web page.

VI.	Discipline and Sanctions

All Jennison Employees are responsible for understanding and complying with the policies and procedures outlined in this Policy. The procedures described in this Policy are intended to ensure that Jennison and its Employees act in full compliance with the law. Violations of this Policy and related procedures will be communicated to your supervisor and to senior management through Jennison’s Compliance Council, and may lead to disciplinary action.

Revised: November 26, 2018	25

Exhibit A

Glossary

Access Persons - Employees who work in or support portfolio management activities, have access to nonpublic investment advisory client trading information or recommendations, or have access to nonpublic portfolio holdings. This includes Employees or officers of a mutual fund or investment adviser who, in connection with their normal responsibilities, make, participate in, or have access to current or pending information regarding the purchase or sale of securities by any portfolios managed by the business unit or group of business units to which the individual is deemed to have access. All Jennison Employees are classified as Access Persons. While contingent workers (e.g. consultants and temporary workers) are not Jennison Employees, those contingent workers who have access to sensitive or confidential information may be deemed Access Persons and subject to preclearance of personal securities trading activities and other Policy requirements as determined by the Personal Trading Compliance Team.

Affiliated Exchange Traded Fund – a proprietary fund advised by Prudential, or a non-proprietary fund subadvised by Prudential, and any fund whose investment adviser or principal underwriter is controlled by or under common control with Prudential.

Affiliated Closed-End Fund – a proprietary closed-end fund advised by Prudential, or a non-proprietary closed-end fund subadvised by Prudential, and any closed-end fund whose investment adviser or principal underwriter is controlled by or under common control with Prudential.

Affiliated Open-End Mutual Fund - a proprietary investment company advised by Prudential, or a non-proprietary investment company subadvised by Prudential, and any investment company whose investment adviser or principal underwriter is controlled by or under common control with Prudential, including Jennison (see Exhibit D).

Authorized Broker-Dealer - the Authorized Broker-Dealers include:

•	Charles Schwab
•	E*TRADE
•	Fidelity Investments
•	JP Morgan Private Bank
•	Merrill Lynch
•	TD Ameritrade
•	UBS Financial Services
•	Wells Fargo Advisors

Automatic Investment Plan – regular periodic purchases (or withdrawals) that are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes dividend reinvestment plans (“DRIPs”) and Employee Stock Purchase Plans (“ESPPs”).

Revised: November 26, 2018	26

Blackout Period – a period of seven calendar days before or after a transaction was executed in a Client account in the same or an equivalent security The Black Out Period also includes pending buy or sell orders in the same or equivalent security, otherwise known as an Open Order.

Company – Jennison Associates

Covered Security - includes all securities in which an Access Person or Investment Person has the opportunity, directly or indirectly, to profit or share in the profit derived from transactions in such securities. This includes all equity, debt and derivative related transactions with the exception of:

•	direct obligations of the U.S. Government
•	bankers acceptances
•	bank certificates of deposit
•	commercial paper
•	high quality short-term debt (A-1, P-1 & maturity of less than 1 year), including repurchase agreements
•	U.S. treasury bills, notes, bonds
•	Currencies
•	Cryptocurrencies
•	shares issued by money market funds
•	shares issued by open-end mutual funds (excluding the Affiliated Open-End Mutual Funds)
•	annuities and life insurance contracts
•	529 plans purchased directly from the state

Discretionary Managed Account – an account managed on a discretionary basis by a person other than the Employee or possibly an algorithmic tool (robo-adviser), over which the Employee has no direct or indirect influence or control over the selection or disposition of securities and no knowledge of transactions therein. A Discretionary Managed Account must have a formal investment management agreement that provides full discretionary authority to a third-party money manager.

Dividend Reinvestment Plan (DRIPs) – a stock purchase plan offered by a corporation whereby shareholders purchase stock directly from the company (usually through a transfer agent) and allow investors to reinvest their cash dividends by purchasing additional shares or fractional shares.

Dual Hat Employee - Employee who works in or supports the investment advisory activities of another PGIM asset management business or another entity under Prudential’s control.

Employee - any person employed by Jennison. While contingent workers are not Employees, those contingent workers that obtain information regarding the purchase or sale of securities in portfolios managed by the Company may be subject to this Policy, as determined on a case-by-case basis.

Immediate Family – any of the following relatives who share the same household with you and are financially connected to you: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships. The term also includes any related or unrelated individual who resides with, or whose investments are controlled by, or whose financial support is materially contributed to by, the Employee, such as a significant other or domestic partner. For example, this

Revised: November 26, 2018	27

could include individuals with whom you share living expenses, bank accounts, rent or mortgage payments, ownership of a home, or any other material financial support. These situations should be reviewed on a case-by-case basis by the Personal Trading Compliance Team.

Initial Public Offering – an offering of securities registered under the Securities Act of 1933, the issuer of which immediately before registration was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Club – a group of two or more people, each of whom contributes monies to an investment pool and participates in the investment making decision process and shares in the investment returns.

Material Nonpublic Information - information that is not generally available to the investing public that an investor, considering all the surrounding facts and circumstances, would find important in deciding whether or when to buy, sell, or hold a security.

Non-Affiliated Open-End Mutual Funds – an investment company that is not advised or subadvised by Prudential, and whose investment adviser or principal underwriter is not controlled by or under common control with Prudential, including Jennison.

Non-Volitional - a transaction that is not actively initiated by the Employee. This includes but is not limited to: i) transactions in approved Discretionary Managed Accounts; ii) automatic dividend reinvestments; iii) automatic investment plans such as DRIPS, ESPPs, Direct Stock Purchase Plans or similar accounts; iv) automatic rebalancing plans; v) allocation changes; and vi) receipt of stock or option bonus awards.

Personal Trading Compliance Team – the team within Compliance responsible for oversight of all aspects of personal trading. You can contact the team at PersonalTrading@jennison.com.

Private Investment - an offering that is exempt from registration under the Securities Act of 1933, as amended, under Sections 4(2) or 4(6), or Rules 504, 505 or 506 there under.

PTA - FIS Protegent Personal Trading Assistant – a third-party vendor system used by Jennison to facilitate the surveillance and reporting of personal securities trading information, disclosures, certifications and reporting.

Restricted List – a listing of securities in which trading by Employees is generally prohibited.

Securities Accounts – a securities account is an account for which an Employee directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect beneficial interest in the account. This includes:

•	personal accounts;
•	accounts in which your spouse has a beneficial interest;
•	accounts in which your minor children or any dependent family member has a beneficial interest;
•	joint or tenant-in-common accounts in which you are a participant;
•	accounts for which you act as trustee, executor or custodian;
Revised: November 26, 2018	28

•	accounts over which you exercise control or have investment discretion;
•	accounts of any Immediate Family members;
•	accounts in which purchases and sales are limited to Affiliated Open-End Mutual Funds; and
•	accounts that hold Prudential related closed-end mutual funds.
Revised: November 26, 2018	29

Exhibit B

Compliance and Reporting of Personal Transactions Matrix

Investment Category/Method	Sub-Category	Required Pre-Approval (Y/N)	Reportable (Y/N)	If reportable, minimum reporting frequency
BONDS	Treasury Bills, Notes, Bonds	N	N	N/A
	Commercial Paper	N	N	N/A
	Other High Quality Short-Term Debt Instrument[1]	N	N	N/A
	Agency	N	Y	Quarterly
	Tax Free Auction Rate Securities	N	Y	Quarterly
	Non tax free Auction Rate Securities	Y	Y	Quarterly
	Corporates	Y	Y	Quarterly
	MBS	Y	Y	Quarterly
	ABS	Y	Y	Quarterly
	CMO’s	Y	Y	Quarterly
	Municipals	N	Y	Quarterly
	Convertibles	Y	Y	Quarterly
	Public Offering	Y	Y	Quarterly

STOCKS	Common	Y	Y	Quarterly
	Preferred	Y	Y	Quarterly
	Rights	Y	Y	Quarterly
	Warrants	Y	Y	Quarterly
	Initial, Secondary and Follow On Public Offerings	Y	Y	Quarterly
	Automatic Dividend Reinvestments	N	N	N/A
	Optional Dividend Reinvestments	Y	Y	Quarterly
	Direct Stock Purchase Plans with automatic investments	Y	Y	Quarterly
	Employee Stock Purchase/Option Plan	Y*	Y	*

OPEN-END MUTUAL FUNDS AND ANNUITIES	Affiliated Investments – see Exhibit D.	N	Y	Quarterly
	Non-Affiliated Funds, not managed by Jennison.	N	N	N/A

CLOSED END FUNDS, UNIT INVESTMENT TRUSTS and ETF	All Affiliated & Non-Affiliated Funds	N	Y	Quarterly
	Exchange Traded Funds (ETF)[2]	Y	Y	Quarterly
	Holders	Y	Y	Quarterly

1”High Quality Short-Term Debt Instrument” means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Agency (Moody’s and S&P).

* Pre-approval of the sales of securities or exercising of options acquired through Employee Stock Purchase or Employee Stock Option Plans are required, except for the exercise of Prudential options (this exception does not apply to certain Designated Employees or Dual Hat Employees). Holdings are required to be reported annually; transactions subject to pre-approval are required to be reported quarterly. Pre-approval is not required to participate in such plans, unless you are a Designated Employee or a Dual Hat Employee.

2 These securities which are effected on a broad based index, commodity or cryptocurrency as indicated on Exhibit C do not require preclearance.

Revised: November 26, 2018	30

Investment Category/Method	Sub-Category	Required Pre-Approval (Y/N)	Reportable (Y/N)	If reportable, minimum reporting frequency
DERIVATIVES	Any exchange traded, NASDAQ, or OTC option or futures contract, including, but not limited to:
	Financial Futures	**	Y	Quarterly
	Commodity Futures	N	Y	Quarterly
	Options on Futures	**	Y	Quarterly
	Options on Securities	**	Y	Quarterly
	Non-Broad Based Index Options	Y	Y	Quarterly
	Non Broad Based Index Futures Contracts and Options on Non-Broad Based Index Futures Contracts	Y	Y	Quarterly
	Broad Based Index Options²	N	Y	Quarterly
	Broad Based Index Futures Contracts and Options on Broad Based Index Futures Contracts²	N	Y	Quarterly
	Structured Notes	Y	Y	Quarterly

CURRENCY	Foreign Currency	N	N	N/A
	Any exchange traded currency/cryptocurrency investment vehicles (e.g. trust, ETF)	N	Y	N/A
	Currency Options	N	Y	N/A
	Currency Futures	N	Y	N/A
	Currency Forwards	N	Y	N/A
	Cryptocurrency	N	N	N/A

LIMITED PARTNERSHIPS, PRIVATE INVESTMENTS, & PRIVATE INVESTMENTS		Y	Y	Quarterly

VOLUNTARY TENDER OFFERS		Y	Y	Quarterly

MANAGED ACCOUNT PROGARMS	Employee Directed Portfolio Transactions	Y	Y	Quarterly

** Pre-approval of a personal derivative securities transaction is required if the underlying security requires pre-approval.

Revised: November 26, 2018	31

Exhibit C

Broad-Based Indices, Commodities and Securities Holding

Cryptocurrency Exempt from Preclearance and Sixty Day Covered

Security Holding Period Rules

1.	Broad-Based Indices

Bloomberg Barclays US Aggregate Bond	MSCI Europe Investable Market (IMI)
CBOE Dow Jones Industrial Volatility	MSCI European Economic and Monetary Union (EMU)
CBOE Mini-NDX (1 tenth value of NDX Index)	MSCI U.S. Broad Based Market
CBOE Nasdaq Volatility	MSCI USA Momentum
CBOE Volatility	MSCI USA Sector Neutral Quality
CRSP US Large Cap Growth	NASDAQ- 100
CRSP US Large Cap Value	Nasdaq AlphaDEX(R) Large Cap Core
CRSP US Mid Cap	Nasdaq Bullet Shares USD High Yield Corporate Bond 2021
CRSP US Small Cap	NASDAQ US Dividend Achievers Select
CRSP US Small Cap Value	Russell 1000
CRSP US Total Market	Russell 1000 Growth
Dow Jones Industrial Average	Russell 1000 Value
Dow Jones U.S. Broad Stock Market Total Return	Russell 2000
Dow Jones U.S. Large-Cap Growth Total Stock Market Total Return	Russell 2000 Growth
Dow Jones U.S. Large-Cap Total Stock Market	Russell 2000 Value
Dow Jones U.S. Large-Cap Value Total Stock Market	Russell 3000
Dow Jones U.S. Small-Cap Total Stock Market Total Return	Russell 3000 Growth
EUROSTOXX 50	Russell 3000 Value
FTSE All-World ex US	Russell Midcap
FTSE Developed All Cap ex US	Russell Midcap Growth
FTSE Developed Asia Pacific All Cap	Russell RAFI TM Developed ex US Large Company
FTSE Developed Europe All Cap	Russell RAFI TM US Small Company
FTSE Developed Small Cap ex U.S. Liquid	Russell Midcap Value
FTSE Emerging	S&P 500 Equal Weight
FTSE Emerging Diversified Factor	S&P 500 Growth Index
FTSE Emerging Markets All Cap China A Inclusion	S&P 500
FTSE Global All Cap ex US	S&P 500 Low Volatility
FTSE Global Small Cap ex US	S&P 500 Value
FTSE High Dividend Yield	S&P 900
High Yield Bonds	S&P 900 Growth
iBoxx $ Liquid Investment Grade	S&P 900 Value
ICE BofAML 0-5 Year US High Yield Constrained	S&P Emerging Markets Under USD2 Billion
iShares Europe	S&P Europe 350
iShares Lehman TIPS	S&P High Yield Dividend Aristocrats
J.P. Morgan GBI-EMG Core Index (GBIEMCOR)	S&P Midcap 400
MSCI All Country World Index ex USA	S&P SmallCap 600
MSCI All-World Country (ACWI)	S&P SmallCap 600 Equal Weight
MSCI EAFE	S&P SmallCap 600 Growth
MSCI EAFE Factor Mix A-Series	S&P SmallCap 600 Value
MSCI EAFE IMI	S&P U.S. Preferred Stock
MSCI EAFE US Dollar Hedged (USD)	Treasury Indices–any index comprised of Treasury securities
MSCI EAFE Value	Value Line(R) Dividend
Revised: November 26, 2018	32

MSCI Emerging Markets	Municipal Bond Indices–any index comprised of municipal bonds
MSCI Emerging Markets Investable Market
MSCI Emerging Markets Minimum Volatility (USD)

2.	Commodities

Gold Bullion[3]
DBIQ Optimum Yield Diversified Commodity Index Excess Return

3.	Cryptocurrency

ETFs holding cryptocurrency

This Exhibit may change from time to time and may not always be up-to-date. Please contact the Personal Trading Compliance Team or reference the PTA Dashboard for the most current list.

3 ETFs that track the price of Gold Bullion, including but not limited to GLD, (SPDR Gold Shares) are exempt from the Policy because Jennison does not trade Gold Bullion as a commodity; or ETFs that track the price of Gold Bullion on behalf of firm clients.

Revised: November 26, 2018	33

Exhibit D

Jennison and Prudential Managed Mutual Funds (also known as

Affiliated Open-End Mutual Funds) subject to Sixty Day Mutual Fund

Holding Period

A.	Jennison Third Party Managed Open-End Mutual Funds

Edward Jones – Bridge Builder – Large Cap Growth Fund

Harbor Funds – Harbor Capital Appreciation Fund

John Hancock Funds II – Capital Appreciation Fund

SEI Institutional Investments Trust - Long Duration Fund

SEI Institutional Investments Trust – Core Fixed Income Fund

SEI Institutional Managed Trust – Core Fixed Income Fund

SEI Institutional Managed Trust – U.S. Fixed Income Fund

HC Capital Trust – The Growth Equity Portfolio

HC Capital Trust – The Institutional Growth Equity Portfolio

Transamerica Funds – Transamerica Jennison Growth

Transamerica Partners Portfolios – Transamerica Partners Large Growth Portfolio

Vanguard Morgan Growth Fund

Vanguard World Fund – Vanguard US Growth Fund

Franklin K2 Alternative Strategies Fund

B.	Prudential Proprietary Mutual Funds and Variable Annuities

Prudential proprietary funds include PGIM, Target, Advanced Series Trust, Prudential Series Fund and Variable Contract Accounts 2, 10, and 11 and the Prudential’s Gibraltar Fund, Inc.

This Exhibit may change from time to time and may not always be up-to-date. Please contact the Personal Trading Compliance Team or reference the PTA Dashboard for the most current list.

Last updated: November 26, 2018

Revised: November 26, 2018	34